Exhibit 99.1

Tutogen Medical, Inc. Announces New and Expanded
Tissue Sourcing Agreements

For Immediate Release

Contacts:
	L. Robert Johnston, Jr.	Lytham Partners, LLC
	Chief Financial Officer	Joe Diaz
	Tutogen Medical, Inc.	Joe Dorame
	386-462-0402	Robert Blum
	bjohnston@tutogen.com	602-889-9700
ALACHUA, FLORIDA – November 14, 2007 — Tutogen Medical, Inc. (AMEX: TTG), a leading manufacturer of sterile biological implant products made from human (allograft) and animal (xenograft) tissue, announced today that it has entered into a tissue supply agreement with the University of Miami Tissue Bank and has extended its existing tissue supply agreement with AlloSource, Inc.
Under the terms of these new five-year agreements, the University of Miami Tissue Bank and AlloSource will provide Tutogen with various human tissues used in Tutogen dental, spinal and soft tissue repair product lines.
Guy Mayer, president and chief executive officer of Tutogen Medical, commented, “We are very pleased to partner with such prestigious and well respected organizations as the University of Miami Tissue Bank and AlloSource, Inc. We share their commitment to improving the health and quality of life for our implant recipients. These new and expanded agreements, along with several other tissue sourcing agreements recently signed, are significant in helping to meet our increasing product demand.”
About Tutogen Medical, Inc.
Tutogen Medical, Inc. manufactures sterile biological implant products made from human (allograft) and animal (xenograft) tissue. Tutogen utilizes its proprietary Tutoplast Process® of tissue preservation and viral inactivation to manufacture and deliver sterile bio-implants used in spinal/trauma, urology, dental, ophthalmology, and general surgery procedures. The Company’s Tutoplast® products are sold and distributed worldwide by Zimmer Spine and Zimmer Dental, subsidiaries of Zimmer Holdings, Inc., Davol Inc. subsidiary of C.R. Bard Inc., the Mentor Corporation (Mentor), Coloplast Corp., IOP, Inc. and through independent distributors internationally. For more information, visit the Company’s Web site at http://www.tutogen.com.
Forward-Looking Statement Disclaimer:
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. Forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These and other risks are identified in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006. All information in this press release is as of the date hereof, and the Company undertakes no duty to update this information unless required by law.